UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 28, 2010

YTB International, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 29, 2010, YTB International, Inc. (the “Company”) executed a Commercial Lease Agreement (the “Agreement”) with Zeiser Motors, Inc. (“Zeiser Motors”) with respect to the Company’s headquarters located in Wood River, Illinois.  The initial term of the Agreement commences on January 1, 2011 and terminates December 31, 2015, with three options to renew, at Zeiser Motors’ option, the Agreement, each for an additional five-year period.  Under the Agreement, Zeiser Motors agrees to lease 20,000 square feet for monthly rental payments of $11,666.67, or $7.00 per square foot, for the purposes of conducting a new and used automobile sales and service business.  In addition, Zeiser Motors agrees to pay all real estate taxes assessed on the leased premises, to obtain and pay for all utilities on the leased premises, as well as to provide proof of fire and extended coverage insurance and liability insurance, including property damage and bodily and/or personal injury with appropriate minimum limits.

In connection with the execution of the Agreement, on September 28, 2010, the Company agreed to pay Zeiser Automotive Group, an affiliate of Zeiser Motors, Inc. (“Zeiser Automotive”), $480,000, representing a portion of the construction expenses for improvements made to the leased property.  Also on September 28, 2010, Zeiser Automotive executed a Promissory Note (the “Note”) in favor of the Company in the principal amount of $480,000.  The amount due under the Note bears interest at a rate of 6.0% annually and will be repaid with monthly installments of $9,279.79, beginning January 16, 2011, and on the 16th of each succeeding month thereafter, including the full balance of principal and interest thereon being due June 16, 2016.  The Note is secured by a lien on the improvements made to the Company’s property.

If any payment of principal or interest is not made in accordance with the Note, the Company must notify Zeiser Automotive that the Note will be in default if such payment is not made within ten days of such notice.  If default occurs, then at the Company’s election, the entire principal balance and any accrued interest shall become payable.  In the event of default the principal amount, and each installment thereof, shall bear interest as the rate of 10% annually after it becomes due whether by acceleration or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: October 4, 2010	By:	/s/ Robert M. Van Patten
Name: Robert M. Van Patten
Title: President and Chief Executive Officer